Exhibit 10.1
CIBER, INC.

NOTICE OF GRANT OF RESTRICTED STOCK UNITS
AND RESTRICTED STOCK UNIT AGREEMENT

Effective September 15, 2014 (the “Effective Date”), you have been granted 804,721 restricted stock units (the “Restricted Stock Units”) of CIBER, Inc. (the “Company”) common stock (the “Stock”). This award of Restricted Stock Units is an inducement grant made pursuant to Rule 303A.08 of the NYSE Listed Company Manual. For the avoidance of doubt, this Award is not issued under the CIBER, Inc. 2004 Incentive Plan, as amended and restated, (the “Plan”) and does not reduce the share reserve under the Plan. Any capitalized terms used herein and not otherwise defined shall be defined as indicated in the Employment Agreement with the Company dated as of June 12, 2014 (the “Employment Agreement”).
The Restricted Stock Units award shall vest as follows provided the conditions in this Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement (the “Agreement”) are satisfied:
Shares                Vesting Date
67,060                the Effective Date (vested upon grant)
67,060                September 30, 2014
67,060                December 31, 2014
67,060                March 31, 2015
67,060                June 30, 2015
67,060                September 30, 2015
67,060                December 31, 2015
67,060                March 31, 2016
67,060                June 30, 2016
67,060                September 30, 2016
67,060                December 31, 2016
67,061                March 31, 2017

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CIBER, INC.

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability
Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting
Your Restricted Stock Units vest or have vested as to the number of units indicated in the vesting schedule on the cover sheet, on the Vesting Dates shown on the cover sheet, provided you continue to provide services to the Company or an Affiliate as an employee, officer or director, or a consultant or adviser (“Service”) and your Services do not end as a result of a Separation from Service before the applicable Vesting Date. Your Employment Agreement sets forth the circumstances in which vesting of the Restricted Stock Units will be accelerated, either partially or fully.
“Affiliate” means, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended, including, without limitation, any Subsidiary. An entity may not be considered an Affiliate unless the Company holds a “controlling interest” in such entity, where the term “controlling interest” has the same meaning as provided in Treasury Regulation 1.414(c)-2(b)(2)(i), provided that the language “at least 50 percent” is used instead of “at least 80 percent.”
“Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

Delivery of Shares
Delivery to you of vested shares of Stock will be made within five (5) business days of the applicable Vesting Date; provided, that, if such Vesting Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, you shall not sell the Stock until such restrictions expire.

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Forfeiture of Unvested Restricted Stock Units
Unless your Separation from Service triggers accelerated vesting of some or all of your Restricted Stock Units pursuant to the terms of this Agreement or any other written agreement between the Company (or any Affiliate) and you, including the Employment Agreement, you will automatically forfeit to the Company all of the Restricted Stock Units that have not yet vested.

Evidence of Issuance
The issuance of the shares upon the vesting of the Restricted Stock Units shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry, registration or issuance of one or more share certificates.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in Restricted Stock Units or your acquisition of Stock under this grant. In the event that the Company determines that any withholding payment is required relating to this grant under applicable laws, the Company will have the right to: (i) require that you arrange such payments to the Company, or (ii) cause an immediate forfeiture of shares of Stock subject to the Restricted Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights
Neither your Restricted Stock Units nor this Agreement gives you the right to be retained or employed by the Company (or any Subsidiary or Affiliate) in any capacity. Subject to the Employment Agreement, the Company (and any parent, Subsidiary or Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights
You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been transferred to you, which, as noted above, shall occur within five business days of the applicable Vesting Date.

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Adjustments, Change of Control
In the event of a stock split, reverse stock split, stock dividend or a similar change in the Stock, the number of Restricted Stock Units covered by this grant will be adjusted proportionately (and rounded down to the nearest whole number).
In the event of a Change in Control, this award shall be subject to the provisions addressing Change in Control as set forth in the Employment Agreement.
Without limiting the generality of the foregoing, your Restricted Stock Units shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity. However, unless you subsequently expressly consent in writing to different terms, such definitive agreement, notwithstanding any provision to the contrary in this Agreement or the Employment Agreement, must provide for one of the following: (a) the assumption of this award by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of an award with substantially the same terms as this award; or (c) the cancellation of this award after full vesting and delivery to you of the Stock then subject to the award; provided, however, that such Stock shall be considered delivered effective as of the day immediately prior to the transaction so as to enable you to participate in the transaction. In the event the definitive agreement does not provide for one of the foregoing alternatives with respect to the treatment of this award, this award shall have the treatment specified in clause (c) of the preceding sentence. The Board may, in its sole discretion, accelerate the vesting of this award in connection with any of the foregoing alternatives, but only if such acceleration would not cause any of the Stock (or the proceeds thereof) to be subject to Section 409A.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the state of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

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The Agreement
This Agreement and the associated cover sheet constitute the entire understanding between you and the Company regarding this grant. Any agreements, commitments or negotiations concerning this grant are superseded; except that any written employment (including the Employment Agreement), consulting, confidentiality, non-competition and/or severance agreement between you and the Company (or any Affiliate), whether entered into before or after this Agreement’s effective date, shall supersede this Agreement with respect to its subject matter, provided that no such superseding shall result in a failure to comply with the requirements of Section 409A of the Code (“Section 409A”), provided further that the initial vesting installment shall be as specified on the cover sheet to this Agreement.

Data Privacy
The Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Agreement.
By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data.

Code Section 409A
It is intended that this Award comply with Code Section 409A or an exemption to Section 409A. To the extent that the Company determines that you would be subject to the additional 20% tax imposed on certain non-qualified deferred compensation plans pursuant to Section 409A as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Company. Notwithstanding anything herein to the contrary, in the event that you are deemed to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, and the Company determines that the delivery of shares of Stock hereunder is subject to the provisions of Section 409A, such shares of Stock shall not be delivered until the six-month anniversary of your Separation from Service, or, if earlier, your death.

ACCEPTED:	/S/ Michael Boustridge
Michael Boustridge September 18, 2014

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